SCHEDULE A

TO THE

SUBADVISORY AGREEMENT

BETWEEN

CARILLON TOWER ADVISERS, INC.

AND

CHARTWELL INVESTMENT

PARTNERS

Chartwell Investment Partners (“Subadviser”) shall provide investment sub-advisory services to each of the Portfolios listed below pursuant to the Subadvisory Agreement between Carillon Tower Advisers, Inc. (the “Manager”) and Subadviser.

As compensation pursuant to section 4 of the Subadvisory Agreement, the Manager shall pay the Subadviser a subadvisory fee, computed and paid monthly, at the following percentage rates of each Portfolio’s average daily net assets under management by the Subadviser:

Carillon Series Trust – Carillon Chartwell Real Income Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $1.75 billion	0.40%
Next $1.75 billion	0.38%
Over $3.5 billion	0.36%

Carillon Series Trust – Carillon Chartwell Mid Cap Value Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.65%

Carillon Series Trust – Carillon Chartwell Small Cap Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%

Carillon Series Trust – Carillon Chartwell Small Cap Growth Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
First $500 million	0.60%
Over $500 million to $1 billion	0.55%
Over $1 billion	0.50%

Carillon Series Trust – Carillon Chartwell Small Cap Value Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.80%

Carillon Series Trust – Carillon Chartwell Short Duration High Yield Fund

Average Daily Net Assets	Advisory Fee as % of Average Daily Net Assets
All Assets	0.30%

Dated: January 18, 2025